Exhibit 10.04
July 8, 2005
Mr. Nicholas Brathwaite
Chief Technology Officer
Flextronics International USA, Inc.
2090 Fortune Drive
San Jose, California 95131
Award Agreement for Deferred Compensation Plan
Dear Nic:
     I am pleased to confirm that Flextronics International USA, Inc. (the “Company”) has agreed to provide you with a deferred long term incentive bonus in return for services to be performed in the future as an employee of the Company (the “Deferred Bonus”). The amount of your Deferred Bonus will be $3,000,000. Your Deferred Bonus will not be paid currently to you. Instead, the Deferred Bonus will be credited to the account (the “Deferral Account”) established on your behalf under the Flextronics International USA, Inc. 2005 Senior Executive Deferred Compensation Plan (the “Deferred Compensation Plan”).
     Your Deferral Account will be payable to you on the date(s) following your separation from service with the Company that are specified in your Deferral Agreement entered into pursuant to the Deferred Compensation Plan. This agreement will constitute the Award Agreement referred to in Section 3 of your Deferral Agreement.
     Twenty percent (20%) of the Deferral Account will vest on April 1, 2006 and an additional twenty percent (20%) will vest each subsequent April 1st until the entire Bonus Account is fully vested. Thus, the Deferral Account will be twenty percent (20%) vested on April 1, 2006; forty percent (40%) vested on April 1, 2007; sixty percent (60%) vested on April 1, 2008; eighty percent (80%) vested on April 1, 2009; and the entire Deferral Account will be vested on April 1, 2010 (the “Vesting Dates”). Your Deferral Account shall be 100% vested upon a “Change of Control” as defined in the Deferred Compensation Plan, if you are employed by the Company at that time.
     The Deferral Account will be deemed invested in one or more hypothetical investments as determined by an investment manager selected by you under the Deferred Compensation Plan. If you are still an employee of the Company on a Vesting Date, a percentage of the unvested balance of your Deferral Account will be transferred to a vested subaccount of your Deferral Account maintained for you under the Plan. The percentage to be transferred will be the percentage of the Deferral Account that vests at such time divided by that percentage of the Deferral Account that has not already vested. For example, on April 1, 2006, 20% of your Deferral Account will be transferred to your vested subaccount; on April 1, 2007, if you are still employed with the Company, 25% (i.e., 20/80) of the unvested balance of your Deferral Account will be transferred to your vested subaccount; and on April 1, 2008, 33% (i.e., 20/60) of the

Nicholas Brathwaite
July 8, 2005

unvested balance of your Deferral Account will be transferred to your vested subaccount. The “unvested balance” of your Deferral Account at any time will be the entire balance of your Deferral Account less the balance, if any, of your vested subaccount.
     To the extent allowed under the Deferred Compensation Plan, you may also elect to defer portions of your base salary or cash bonuses to be earned after the date of the election, and these amounts will be vested when they are credited to your account under the Deferred Compensation Plan. If you elect to defer any such amounts, they will be accounted for in your separate vested subaccount under the Deferred Compensation Plan.
     If your employment with the Company is terminated for any reason (other than death or disability) before the entire Deferred Bonus has vested, the unvested balance of your Deferral Account (as determined at the end of the day of your termination) will be terminated and forfeited for no consideration.
     Should your employment with the Company be terminated as a result of death or disability, you (or your estate) will be 100% vested in your Deferral Account, and the entire unvested balance of your Deferral Account will be transferred to your vested subaccount. For purposes of this agreement, you will be considered disabled if you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or, if later, until May 1, 2010, or if, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or, if later, until May 1, 2010, you are receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering other employees of your employer.
     When your employment with the Company is terminated, you will be entitled to receive distributions of any vested balance of your Deferral Account in accordance with a payout election that you will make under the Deferred Compensation Plan.
     You understand and acknowledge that your account balance under the Deferred Compensation Plan will reachable by the Company’s general creditors upon the insolvency of the Company. You also understand and acknowledge that you will not be entitled to accelerate distributions from the Deferred Compensation Plan except in the event of your Disability or Unforeseeable Emergency as defined under the Deferred Compensation Plan.
     The Deferred Bonus will be in addition to any rights that you have under any other agreement with the Company. Any Deferred Bonus will not be deemed to be salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees.
     The Deferred Bonus does not give you any right to be retained by the Company, and does not affect the right of the Company to dismiss any employee. The Company may withhold from any payment of the Deferred Bonus as may be required pursuant to applicable law.

Nicholas Brathwaite
July 8, 2005

     Enclosed are:
(1)	Flextronics International USA, Inc. 2005 Deferred Compensation Plan;

(2)	Deferral Agreement Form for 2005 and Beneficiary Form; and

(3)	Summary of the 2005 Deferred Compensation Plan.
By signing below, you represent that you have read and understand these documents and have had adequate opportunity to ask any questions about the documents. You understand that although the Company has attempted to structure a plan to accomplish the tax results discussed in the documents, the Company cannot warrant that the tax effect on you will be as expected. You also understand that the Company and its representatives are not attempting to give you tax advice. We strongly advise you to seek any tax advice from your own tax adviser.
     If any provision of this agreement is determined to be unenforceable, the remaining provisions shall nonetheless be given effect. This agreement shall be construed in accordance with the laws of the State of California without regard to conflict of law rules.

Sincerely,

FLEXTRONICS INTERNATIONAL USA, INC.

By:	/s/ Michael Marks
Michael Marks
Chief Executive Officer

Accepted and agreed on this 8th day of July, 2005.

/s/ Nicholas Brathwaite

Nicholas Brathwaite